Exhibit 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE COMPLETES SALE OF HOME HEALTHCARE BUSINESS

SAN DIEGO – (January 30, 2012) – AMN Healthcare Services, Inc. (NYSE: AHS) announced it has completed the sale of its home healthcare business to BAYADA Home Health Care, Inc. effective January 30, 2012. As a result of the sale, AMN will receive cash proceeds of $9.65 million and retain working capital of approximately $4 million.

“Given significant reimbursement changes and the current uncertainty in the regulatory environment, we determined a divestiture of home healthcare would allow an even sharper focus on our market-leading healthcare workforce solutions offerings,” said Susan R. Salka, the Company’s chief executive officer.

“Our primary strategy of evolving our innovative healthcare workforce solutions offerings and improving profitability through growth and leverage of our leadership position in managed services programs continues to be on track.” Salka noted. “We have our sights set on another year of industry leading revenue and profitability growth and continuing to build our market share in 2012.”

As a result of the sale, the home healthcare segment will be reported in Discontinued Operations for all applicable periods presented in our consolidated financial statements. Due to this presentation, fourth quarter revenues from Continuing Operations are now expected to be between $219 million and $223 million, which is consistent with previous guidance excluding approximately $13 million of revenue associated with the home healthcare segment. Gross margin is expected to be at the high end of the previous range provided of 27.5% to 28.0% and adjusted EBITDA margin is expected to be above the prior target of 6%. The sale of this segment is not expected to have a meaningful impact to fourth quarter income from Continuing Operations. The Company’s 19 franchisee-owned Nursefinders offices were not included in the transaction.

The Company intends to use proceeds from the sale to pay down debt. In addition, the Company does not anticipate any impact on its credit facility or related covenants and no amendments to the credit facility were required to execute the transaction.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s leading innovator of healthcare workforce solutions, including managed services programs, recruitment process outsourcing solutions, recruitment and placement of healthcare professionals into temporary and permanent positions, and consulting services. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN achieves unparalleled access to quality healthcare talent through its innovative recruitment strategies and breadth of compelling career-building opportunities offered to healthcare professionals. For more information, visit http://www.amnhealthcare.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding fourth quarter revenue, revenue growth, gross margin, adjusted EBITDA margin, and the sale of the home healthcare business. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.